Exhibit 99.1

Investor Contact:
Jacquie Ross
408-863-2917
jross@borland.com

Media Contact:
Kathryn Quigley
408-863-2911
kquigley@borland.com

BORLAND ANNOUNCES ADDITIONAL STOCK REPURCHASE
AUTHORIZATION OF UP TO $30 MILLION

Total Authorizations Since Late 2001 Total $75 Million

SCOTTS VALLEY, Calif. — February 11, 2004 — Borland Software Corporation (Nasdaq NM: BORL) today announced that its Board of Directors has authorized an increase to its existing discretionary stock repurchase program of up to $30 million, increasing total repurchase authorizations since September 2001 to $75 million.

“This additional stock repurchase authorization reflects the Board’s confidence in both our new executive management team and Borland’s opportunity in the application lifecycle market,” said Dale L. Fuller, Borland’s President and Chief Executive Officer.

“Since September 2001, Borland has repurchased more than three million shares of our outstanding common stock for $29 million under two separate stock repurchase programs. Our Board of Directors continues to believe that the repurchase of shares and associated reduction in dilution is one way we can use our strong balance sheet to enhance shareholder value.”

The shares to be repurchased under this plan are an expansion of the $30 million discretionary stock repurchase program previously authorized by the Borland Board of Directors in September 2001. In addition, the Borland Board authorized a $15 million stock repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934 in August 2003. After giving effect to this increase, approximately $45 million of Borland common stock in the aggregate will remain available for repurchase under Borland’s repurchase programs.

Share repurchases under the discretionary stock repurchase program may be made from time to time in the open market or in privately negotiated transactions depending on market conditions, share price and other factors at Borland’s discretion. Borland intends to finance repurchases using available cash. The Company may initiate repurchases at any time under the expanded discretionary stock repurchase program.

About Borland

Borland Software Corporation (Nasdaq NM: BORL) is a world leader in platform independent software development and deployment solutions that are designed to accelerate the entire application development lifecycle. By connecting managers, testers, designers, developers, and implementers in real time, Borland enables enterprises worldwide to define and sustain their competitive advantage. For more information, visit: http://www.borland.com or the Borland Developer Network at http://bdn.borland.com.

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements including statements regarding Borland’s near-term and long-term outlook. Such forward-looking statements are based on current expectations that involve a number of uncertainties and risks that may cause actual events or results to differ materially. Factors that could cause actual events or results to differ materially include, but are not limited to: our ability to sell multi-product solutions for the application development lifecycle; our ability to integrate new members of our executive management and sales management teams; the changing nature of the markets in which we operate, namely the maturing of certain target markets and the uncertainty regarding the growth in other target markets; the effect of some of our competitors making products that compete with our products available to their customers for no or a very low fee; potential disruption to our operations and to our sales efforts as a result of our recent reduction in force; market acceptance of new or enhanced products or services developed, marketed or sold by us; and general industry trends, general economic factors and capital market conditions. These and other risks may be detailed from time to time in Borland’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its 2002 Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and other SEC filings, copies of which may be obtained from http://www.sec.gov/. Borland is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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